Exhibit 99.3

CFO Commentary on Second Quarter 2016 Financial Results

August 2, 2016

Related Information

The commentary in this document can be referenced in the financial information found in the earnings release issued earlier today. The release can be found at investors.ZAGG.com, or in the Form 8-K furnished to the Securities and Exchange Commission website at sec.gov.

Conference Call

The Company will hold a conference call at 5:00 p.m. Eastern Standard Time on August 2, 2016, to review second quarter 2016 results. Randy Hales, Chief Executive Officer, and Brad Holiday, Chief Financial Officer, will participate in the call. The conference call will be available to interested parties through a live audio Internet broadcast accessible at investors.ZAGG.com. A podcast of the conference call will also be archived at investors.ZAGG.com for one year.

Second Quarter 2016 Summary

The Company reported record second quarter net sales of $99.8 million, an increase of 50% from $66.7 million in the prior year, reflecting a contribution of $32.0 million from the recent mophie acquisition. Gross profit margin for the quarter was 31% and operating expense was 32% of net sales. The Company reported a net loss of ($1.0) million, ($0.04) per diluted share, compared to net income of $3.7 million, $0.12 per diluted share, in the prior year.

The Company maintained 2016 guidance (inclusive of the operations of mophie after the March 3, 2016 transaction date) for net sales and Adjusted EBITDA, but at the lower end of the range. This reflects a slower ramp up to mophie sales related to the post-closing supply chain capacity issues, which was partially offset by increased ZAGG net sales and anticipated merger efficiencies leading to reduced expense for the remainder of the year.

The Company’s annual guidance for 2016 is as follows:

●	Net sales of $460 - $500 million
●	Gross profit margin (as a % of net sales) in a range of low to mid 30’s
●	Adjusted EBITDA of $60 - $65 million
●	Annual effective tax rate of approximately 40%

Please refer to the 2016 Business Outlook on page 6 for additional details.

2016 Second Quarter Results

(All income statement and non-GAAP comparisons are versus second quarter 2015, unless noted.)

Net Sales

Net sales were $99.8 million, an increase of 50% compared to $66.7 million. The increase in net sales was due primarily to (1) mophie net sales of $32.0 million, (2) a 7% increase in screen protection sales to $47.7 million, and (3) improved online sales. These increases were partially offset by a decline in keyboard sales due to overall softness in the tablet market and a year-over-year decline in audio sales.

International

International sales increased 60% to $9.6 million or 10% of net sales, compared to $6.0 million or 9% of net sales, due to expanded retail distribution in Europe. The impact of foreign exchange rates was negligible in the quarter at ($0.1) million.

Online

Online sales increased by 152% to $8.8 million or 9% of net sales compared to $3.5 million or 5% of net sales, due to increased optimization of the ZAGG website and the contribution of sales from the mophie website of $2.7 million.

Product Categories

Screen protection increased 7% to $47.7 million or 48% of net sales, compared to $44.5 million or 67% of net sales. Screen protection sales grew versus the prior year quarter primarily due to increased distribution of InvisibleShield glass at wireless retailers.

Power cases sales were $22.6 million or 23% of net sales, due to sales under the mophie brand.

Power management (external batteries) grew to $11.9 million or 12% of net sales, an increase from $1.2 million or 2% of net sales. The increase was primarily due to the impact of mophie product sales.

Tablet keyboard sales decreased 14% to $10.1 million or 10% of net sales, compared to $11.8 million or 18% of net sales. The decrease was due to overall softness in the tablet market. Sales of ZAGG folio keyboards regained the #1 unit market share position in June.

Audio sales decreased 10% to $6.2 million or 6% of net sales, from $6.8 million or 10% of net sales. The decrease was primarily due to a large load-in at a new key retailer in the second quarter of 2015 that did not recur in 2016. Year-to-date, iFrogz moved up to #3 in unit market share for On and Around Ear Headphones.

Gross Margin

Gross profit margin was 31% ($30.9 million) compared to 37% ($25.0 million). The decline in gross margin percentage was due primarily to the impact of lower mophie gross profit margins and the expense recorded through cost of sales related to the sale of acquired mophie inventory that was recorded at fair value through purchase accounting. These decreases were partially offset by improved ZAGG (excluding mophie) gross margin percentage, which increased to 39% compared to 37%.

Operating Expense

Operating expense was 32% of net sales or $32.2 million, compared to 28% of net sales or $18.7 million in 2015. The increase was due primarily to the inclusion of mophie operating expenses, which included (1) $2.9 million in amortization of acquired intangibles and (2) $1.0 million in restructuring charges.

Income Tax Expense

The effective tax rate for the quarter was 46.3% compared to 40.1%. The increase in the effective tax rate for the three months ended June 30, 2016 is a result of a decrease in the book loss for the three-month period ended June 30, 2016 combined with the application of the annual effective tax rate. The Company’s effective tax rate will generally differ from the U.S. Federal statutory rate of 35%, due to state taxes, permanent items, and the Company’s global tax strategy.

Net Income (Loss)

Net loss for the second quarter was $(1.0) million, or diluted loss per share of $(0.04) (on 28.1 million shares), compared to net income $3.7 million, or diluted earnings per share of $0.12 (on 29.8 million shares).

Unaudited Supplemental Data: Adjusted EBITDA and Adjusted Net Income

Adjusted EBITDA for the quarter was $10.6 million (11% of net sales) compared to $10.3 million (16% of net sales).

Adjusted Net Income was $3.1 million or $0.11 per diluted share compared to $3.7 million or $0.12.

In conjunction with the acquisition of mophie, the Company incurred certain incremental transaction-related expenses. Adjusted Net Income adjusts for the effect of transaction-related expenses, amortization of mophie acquired intangibles, and the fair value write-up of mophie inventory related to the acquisition.

2016 Year to Date Results

(All comparisons are versus the first six months of 2015, unless otherwise noted.)

Net Sales

Net sales increased to $162.3 million, a 31% increase compared to $123.9 million. The increase in net sales was due primarily to (1) mophie net sales of $39.7 million, (2) a 10% increase in screen protection sales to $88.4 million, and (3) a 126% increase online sales. These increases were partially offset by a decline in keyboard sales due to overall softness in the tablet market.

International

International sales were $17.1, a 63% increase compared to $10.5 in the same period last year.

Online

Online sales increased by 126% to $14.5 million or 9% of net sales compared to $6.4 million or 5% of net sales, due to increased optimization of the ZAGG website and the contribution of sales from the mophie website of $3.7 million.

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Product Categories

Screen protection net sales totaled $88.4 million, an increase of 10% compared to $80.4 million. The increase was primarily due to increased domestic and international distribution, particularly at wireless retailers.

Power cases sales were $27.8 million due to sales under the mophie brand.

Power management sales increased to $15.3 million, compared to $2.5 million due to the addition of mophie sales.

Tablet keyboard sales decreased to $17.5 million compared to $25.7 million, due to overall softness in the tablet market. ZAGG’s folio keyboards have gained market share in the first six months due to promotions at key retailers.

Audio sales increased slightly to $11.2 million compared to $11.1 million, due to increased product placement at a key customer.

Gross Margin

Gross profit margin was 34% ($54.6 million) compared to 39% ($47.9 million). The decline in gross margin percentage was due primarily to the impact of lower mophie gross profit margins and the expense recorded through cost of sales related to the sale of acquired mophie inventory that was recorded at fair value through purchase accounting. These decreases were partially offset by improved ZAGG (excluding mophie) gross margin percentage, which increased to 40% compared to 39%.

Operating Expense

Operating expense was 37% of net sales ($59.7 million), compared to 29% of net sales ($36.2 million). The dollar increase was primarily attributable to increases for mophie operating expenses during the quarter, which included (1) $3.7 million in amortization of acquired intangibles and (2) $2.3 million of expenses incurred related to the acquisition of mophie, and (3) $1.0 million in restructuring charges, and (4) other costs incurred in optimizing the mophie supply chain

Income Tax Expense

The effective tax rate was 28% compared to 41% in the prior year. The decrease in the effective tax rate for the six months ended June 30, 2016 was primarily due to (1) a decrease in the state rate used for deferred taxes caused by the acquisition of mophie and the resulting change in the mix of state apportionment factors, which resulted in a discrete item being recognized during the first quarter of 2016, and (2) reduced losses from foreign jurisdictions that are taxed at a 0% rate. The Company’s effective tax rate will generally differ from the U.S. Federal Statutory rate of 35%, due to foreign and state taxes, permanent items, and the Company’s global tax strategy

Net Income (Loss)

Net loss was $(4.3) million versus net income of $6.9 million. Fully diluted loss per share for the first six months was $(0.16) (27.9 million shares) compared to net earnings per fully diluted share of $0.23 (29.7 million shares).

Unaudited Supplemental Data: Adjusted EBITDA and Adjusted Net Income (Loss)

Adjusted EBITDA for the first six months increased to $15.6 million (10% of net sales) compared to $19.6 million (16% of net sales).

Adjusted Net Income was $2.2 million or $0.08 per diluted share compared to $6.9 million or $0.23.

As stated above, Adjusted Net Income adjusts for the transaction-related expenses, amortization of mophie acquired intangibles, and the fair value write-up of mophie inventory related to the acquisition.

Balance Sheet (as of June 30, 2016)

(All balance sheet comparisons are versus December 31, 2015, unless noted.)

Cash and Cash Equivalents

The cash and cash equivalents balance was $9.2 million compared to $13.0 million, a decrease of $3.8 million. The decrease in cash is largely the result of cash used for the purchase of mophie, for working capital requirements at mophie, and purchases of fixed assets; this decrease was partially offset by cash collections and borrowings under the line of credit and term loan during the six months ended June 30, 2016.

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Account Receivables

Accounts receivable increased to $64.9 million compared to $57.6 million, an increase of $7.2 million. The increase was primarily due to the addition of accounts receivable from the mophie acquisition. This increase was partially offset by strong cash collections from accounts receivable outstanding at year end 2015. Day’s sales outstanding (DSO) fell to 62 days compared to 67 days due to improved collections processes and a lower mophie DSOs compared to the historical ZAGG DSOs.

Inventory

Inventories were $68.9 million as compared to $45.9 million. The increase in inventory is primarily due to the addition of mophie inventory. ZAGG inventory (excluding mophie) decreased from $46.0 million to $37.6M, a decrease of $8.4 million or 18%.

Debt

Concurrent with the close of the merger with mophie on March 3, 2016, the Company entered into a Credit and Security Agreement (the “Agreement”) with KeyBank National Association. The Agreement provides an $85.0 million revolving line of credit with a maturity date of March 2, 2021. Borrowings under the line of credit are subject to a borrowing base limit, which is calculated from outstanding accounts receivable and inventory. Interest on the line of credit accrues at the prime rate plus 0.50% or LIBOR plus 1.50%. The Agreement also provides a $25.0 million term loan commitment. Payments on the term loan began April 1, 2016 and continue until it is paid in full on March 2, 2020. Interest on the term loan will accrue at the base rate plus 1.0% or at a rate of LIBOR plus 2.0%.

At the end of the second quarter, the Company had a balance on the line of credit of $50.0 million, and a balance on the term loan of $23.4 million.

2016 Business Outlook

The table below details 2016 net sales and Adjusted EBITDA guidance for ZAGG, 10 months of contribution for mophie, and consolidated guidance for the year. At this time, the Company is guiding to the low end of the range for net sales and Adjusted EBITDA.

(in millions)	Net Sales		Adjusted EBITDA
	Low	High	Low	High

ZAGG	$295	$315
mophie	165	185
Consolidated	$460	$500	$60	$65
Margin %			13%	13%

* Reflects full year ZAGG results and mophie 10 month results from the March 3, 2016 closing.

Non-GAAP Financial Disclosure

ZAGG regularly discloses Adjusted EBITDA and Adjusted Net Loss, non-GAAP metrics, in its financial releases. Readers should refer to the non-GAAP financial disclosures at the end of this document for information on the limitations of non-GAAP disclosures. An explanation of ZAGG's use of this non-GAAP financial measure and the reconciliation between GAAP and non-GAAP measures required by SEC Regulation G is included in ZAGG's press release today, which can be found at investors.ZAGG.com.

Readers are cautioned that the Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, stock-based compensation expense, other income (expense), mophie transaction costs, mophie fair value inventory write-up related to acquisition, mophie restructuring charges, and mophie employee retention bonus) and Adjusted Net Income (earnings before mophie transaction costs, mophie fair value inventory write-up related to acquisition, amortization from mophie acquired intangibles, mophie restructuring charges, and mophie employee retention bonus – all net of tax) contained in this commentary are not financial measures under US generally accepted accounting principles (GAAP). In addition, this financial information should not be construed as an alternative to any other measure of performance determined in accordance with GAAP, or as indicators of operating performance, liquidity or cash flows generated by operating, investing and financing activities, as there may be significant factors or trends that they fail to address. We present Adjusted EBITDA and Adjusted Net Income because we believe that they are helpful to some investors as a measure of performance. We caution readers that non-GAAP financial information, by its nature, departs from traditional accounting conventions. Accordingly, its use can make it difficult to compare current results with results from other reporting periods and with the financial results of other companies.

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Safe Harbor Statement

In addition to the historical information contained in this press release, this release contains (and oral communications made by ZAGG may contain) statements that relate to future events and expectations and, as such, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, outlook, assumptions, or future events or performance, often, but not always, through the use of words or phrases such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "predicts," "projects," "targets," or similar expressions, are not statements of historical facts and may be forward-looking. Readers are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements. In addition to any assumptions and other factors and matters referred to specifically in connection with such forward-looking statements, factors that could cause actual results or outcomes to differ materially from those contained in forward-looking statements include the following: (a) the ability to timely design, produce, and distribute the creative product solutions required to retain existing customers and to attract new customers; (b) building and maintaining marketing and distribution functions sufficient to gain meaningful international market share for ZAGG's products; (c) the ability to respond quickly with appropriate products after the adoption and introduction of new mobile devices by major manufacturers like Samsung and Apple; (d) changes or delays in announced launch schedules for new mobile devices by major manufacturers like Samsung and Apple; (e) the ability to successfully integrate new operations or acquisitions, including mophie inc.; (f) the impact of inconsistent quality or reliability of new product offerings; (g) the impact of lower profit margins in certain new and existing product categories; (h) the impacts of changes in economic conditions, including on customer demand; (i) managing inventory in light of constantly shifting consumer demand; (j) the failure of information systems or technology solutions or the failure to secure information system data, failure to comply with privacy laws, security breaches, or the effect on the company from cyber-attacks, terrorist incidents, or the threat of terrorist incidents; and (k) adoption of or changes in accounting policies, principles, or estimates. Any forward-looking statement speaks only as of the date on which such statement is made. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Readers should also review the risks and uncertainties listed in ZAGG's most recent Annual Report on Form 10-K and other reports the company files with the U.S. Securities and Exchange Commission, including (but not limited to) Item 1A - "Risk Factors" in the Form 10-K and Management's Discussion and Analysis of Financial Condition and Results of Operations and the risks described therein from time to time. ZAGG disclaims any obligation to update publicly any forward-looking information, whether in response to new information, future events, or otherwise, except as required by applicable law.

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